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Exhibit 5.1

Sears Tower, Suite 5800 233 S. Wacker Dr. Chicago, Illinois 60606 Tel: (312) 876-7700 Fax: (312) 993-9767 www.lw.com
LATHAM & WATKINS LLP
FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
December 19, 2003	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
Orbitz, Inc. 200 South Wacker Drive, Suite 1900	Moscow	Tokyo Washington, D.C.
Chicago IL 60606
    Re:
    Registration Statement on Form S-8 with respect to 8,739,897 shares of Class A Common Stock, par value $.001 per share

Ladies and Gentlemen:

        In connection with registration on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on December 19, 2003 (the "Registration Statement") by Orbitz, Inc., a Delaware corporation (the "Company"), of 8,739,897 shares of Class A Common Stock, par value $.001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), issuable under the Company's 2000 Stock Plan (the "2000 Plan") and Amended and Restated 2002 Stock Plan (the "2002 Plan", and together with the 2000 Plan, the "Plans"), you have requested our opinion with respect to the matters set forth below.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other Delaware laws, or as to any matters of municipal law or the laws of any local agency within any state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares and payment of the exercise price therefore as contemplated by the Plans and any Award Agreement (as defined in the 2002 Plan) relating thereto the Shares will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Latham & Watkins LLP

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  Exhibit 5.1